 DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of 31 December 2020, Equinor ASA (“Equinor,” the “company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
American Depositary Shares	EQNR	New York Stock Exchange
Ordinary shares, nominal value of NOK 2.50 each		New York Stock Exchange*

*   Listed, not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission (the “SEC”)

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended 31 December 2020 (the “Annual Report”).

ORDINARY SHARES

General

This is a summary of material information relating to our share capital, including summaries of certain provisions of our articles of association and the applicable Norwegian law in effect at the date of the Annual Report, including the Norwegian Public Limited Companies Act. You should refer to the full text of our articles of association in English, which is filed as Exhibit 1 to the Annual Report and Form 20-F.

Share Capital

As of 31 December 2020, our authorised share capital was NOK 8,144,219,267.50, divided into 3,257,687,707 ordinary shares, with a nominal value of NOK 2.50 per ordinary share. The ordinary shares are in registered form. As of 31 December 2020, 3,246,245,216 ordinary shares were issued and outstanding (excluding repurchased shares).

We have only one class of shares and all shares have voting rights. The holders of shares are entitled to receive dividends as and when declared and are entitled to one vote per share at the annual general meeting of the company.

Authorisation to Redeem and Acquire Our Own Shares

The annual general meeting authorised on 14 May 2020, the board of directors to redeem in total 80,973,512 ordinary shares in Equinor ASA as part of the company`s share buy-back plan with a split of 26,721,259 shares owned by Equinor ASA and 54,252,253 shares owned by the Norwegian State. In addition, the annual general meeting authorised the board of directors to acquire Equinor ASA shares in the market, on behalf of the company, with a nominal value of up to NOK 187,500,000. The board of directors is authorised to decide at what price within minimum and maximum prices per share of NOK 50 and NOK 500, respectively, and at what time such acquisition shall take place. Shares acquired pursuant to this authorisation can only be used for annulment through a reduction of the company’s share capital, pursuant to the Norwegian Public Limited Liability Companies Act section 12-1.

Further, on 14 May 2020, the annual general meeting authorised the board of directors to acquire Equinor ASA shares in the market, on behalf of the company, with a nominal value of up to NOK 38,000,000 to continue operation of the share savings plan for employees. The board of directors is authorised to decide the price within minimum and maximum prices per share of NOK 50 and NOK 500, respectively, and the time of such acquisition. Shares acquired pursuant to this authorisation may only be used for sale and transfer to employees of the Equinor group as a part of the group’s share savings plan, as approved by the board of directors.

Both the authorisations are valid until the next annual general meeting, but not beyond 30 June 2021.

General Meetings

In accordance with Norwegian law, our annual general meeting of shareholders is required to be held each year on or prior to June 30. The meeting addresses and decides adoption of the annual report and accounts, including the distribution of any dividend and any other matters required by law or the articles of association.

Norwegian law requires that written notice of general meetings be sent to all shareholders whose addresses are known at least two weeks prior to the date of the meeting. A shareholder may vote at the general meeting either in person or by proxy. Although Norwegian law does not require us to send proxy forms to our shareholders for general meetings, we plan to continue to include a proxy form with future notices of general meetings.

Shareholders may vote in writing, including through electronic communication, during a specified period before the general meeting. In order to allow advance voting, the board of directors must stipulate applicable guidelines. Our board of directors adopted guidelines for such advance voting in March 2012, and these guidelines are described in the notices of the annual general meetings.

In addition to the annual general meeting, extraordinary general meetings of shareholders may be held if deemed necessary by the board of directors, the corporate assembly or the Chair of the corporate assembly. An extraordinary general meeting must also be convened for the consideration of specific matters at the written request of our auditors or of shareholders representing a total of at least 5% of the outstanding share capital.

Voting Rights

All of our ordinary shares carry equal right to vote at general meetings. Except as otherwise provided, decisions which shareholders are entitled to make pursuant to Norwegian law or our articles of association may be made by a simple majority of the votes cast. In the case of elections, the persons who obtain the most votes cast are deemed elected. However, certain decisions, including resolutions to waive preferential rights in connection with any share issue, to approve a merger or demerger, to amend our articles of association or to authorise an increase or reduction in our share capital, must receive the approval of at least two-thirds of the aggregate number of votes cast as well as two-thirds of the share capital represented at a shareholders’ meeting.

In general, in order to be entitled to vote, a shareholder must be registered as the owner of shares in the share register kept by the Norwegian Central Securities Depository, referred to as the VPS System (described below), or, alternatively, report and show evidence of its share acquisition to us prior to the general meeting.

Beneficial owners of shares which are registered in the name of a nominee are generally not entitled to vote under Norwegian law, nor are any persons who are designated in the register as holding such shares as nominees. The beneficial owners of American Depositary Shares (“ADS”) are therefore only able to vote at meetings by surrendering their ADSs, withdrawing their ordinary shares from the ADR depositary and registering their ownership of such ordinary shares directly in our share register in the VPS System. Alternatively, the ADS holder may instruct the ADR depositary to vote the ordinary shares underlying the ADSs on behalf of the holder, provided that the ADS holder instructs the ADR depositary to execute a temporary transfer of the underlying ordinary shares in the VPS System to the beneficial owner. Similarly, beneficial owners of ordinary shares registered through other VPS-registered nominees may not be able to vote their shares unless their ownership is reregistered in the name of the beneficial owner prior to the relevant shareholders’ meeting.

The VPS System and Transfer of Shares

The Norwegian Verdipapirsentralen (Central Securities Depositary), or VPS, is Norway’s paperless centralized securities registry. It is a computerized bookkeeping system that is operated by an independent body in which the ownership of, and all transactions relating to, Norwegian listed shares must be recorded. Our share register is operated through the VPS System.

All transactions relating to securities registered with the VPS System are made through computerized book entries. No physical share certificates are or can be issued. The VPS System confirms each entry by sending a transcript to the registered shareholder regardless of beneficial ownership. To effect these entries, the individual shareholder must establish a securities’ account with a Norwegian account agent. Norwegian banks, the Central Bank of Norway, authorised investment firms in Norway, and Norwegian branches of credit institutions established within the European Economic Area are allowed to act as account agents.

The entry of a transaction in the VPS System is prima facie evidence in determining the legal rights of parties as against the issuing company or a third party claiming an interest in the subject security.

The VPS System is liable for any loss suffered as a result of faulty registration or an amendment to, or deletion of, rights in respect of registered securities unless the error is caused by matters outside the VPS’ control, the consequences of which the VPS could not reasonably be expected to avoid or overcome. Damages payable by the VPS may, however, be reduced in the event of contributory negligence by the aggrieved party. A transferee or assignee of shares may not exercise the rights of a shareholder with respect to his or her shares unless that transferee or assignee has registered his or her shareholding or has reported and shown evidence of such share acquisition and the acquisition of such shares is not prevented by law, our articles of association or otherwise.

Amendments to our Articles of Association, including Variation of Rights

The affirmative vote of at least two-thirds of the votes cast and of the share capital represented at the general meeting is required to amend our articles of association. Any amendment, or other resolution, which would reduce any shareholder’s right in respect of dividend payments or other rights to our assets or restrict the transferability of shares requires a majority vote of at least 90% of the aggregate share capital represented in a general meeting, as well as the majority required for the amendment of the articles of association. Because the Norwegian State, acting through the Norwegian Minister of Petroleum and Energy, holds more than two-thirds of the shares in the company, it currently practically has the sole power to amend our articles of association.

Certain types of changes in the rights of our shareholders require the consent of all affected shareholders. If such resolutions only affect some of the shareholders, the resolutions require the support of all affected shareholders, as well as the majority required for the amendment of the articles of association.

Additional Issuances and Preferential Rights

If we issue any new shares, including bonus share issues, our articles of association must be amended, which requires the same vote as other amendments to our articles of association. In addition, under Norwegian law, our shareholders have a preferential right to subscribe to issues of new shares by us. The preferential rights to subscribe to an issue may be waived by a resolution in a general meeting passed by the same percentage threshold required to approve amendments to our articles of association.

The general meeting may, with a majority vote as described above, authorise the board of directors to issue new shares, and to waive the preferential rights of shareholders in connection with such issuances. Such authorisation may be effective for a maximum of two years, and the par value of the shares to be issued may not exceed 50% of the nominal share capital when the authorisation is registered in the Norwegian Register of Business Enterprises.

The issuance of shares to holders who are citizens or residents of the United States upon the exercise of preferential rights may require us to file a registration statement in the United States under United States securities laws. If we decide not to file a registration statement, these holders may not be able to exercise their preferential rights.

Under Norwegian law, bonus share issues may be distributed, subject to shareholder approval, by transfer from our distributable equity. Any bonus issues may be effected either by issuing shares or by increasing the par value of the shares outstanding.

Minority Rights

Norwegian law contains a number of protections for minority shareholders against oppression by the majority including but not limited to those described in this paragraph Any shareholder may petition the courts to have a decision of the general meeting declared invalid on the grounds that it was unlawfully adopted or is otherwise in conflict with statute or the articles of association of the company. In certain grave circumstances shareholders may require the courts to dissolve the company as a result of such a decision. A shareholder may also demand a dissolution if any of the company’s bodies has adopted a decision which is suited to give certain shareholders or others an unreasonable benefit at the expense of other shareholders or the company. Minority shareholders holding 5% or more of our share capital have a right to demand that we hold an extraordinary general meeting to discuss or resolve specific matters. In addition, any shareholder may demand that we place an item on the agenda for any shareholders’ meeting if we are notified in time for such item to be included in the notice of the meeting.

Mandatory Bid Requirement

Norwegian law requires any party that acquires more than one-third of the voting rights of a Norwegian company listed on a Norwegian regulated market, such as the Oslo Stock Exchange (“OSE”), to make, within four weeks of such acquisition, an unconditional general offer to acquire the remaining shares in that company. The mandatory bid obligation ceases to apply if the person subject to the obligation disposes of the portion of shares exceeding the mandatory bid threshold within such four week period. The party must immediately notify the stock exchange and the company when it enters into an agreement to acquire shares that will trigger the duty to make a mandatory offer. Until a bid is made, or a sale is effective, the relevant party cannot vote the portion of its shares which exceeds the mandatory bid threshold or exercise any rights of share ownership in respect of such shares, other than the right to receive dividends and preferential rights in the event of a share capital increase.

The offer is subject to approval by the takeover supervisory authority before submission of the offer to the shareholders. The offer must be in cash or contain a cash alternative at least equivalent to any other consideration offered. The bid price shall be at least as high as the highest payment the offeror has made or agreed to make in the six-month prior to the time the mandatory bid obligation was triggered, but equal to the market price if it is clear that the market price was higher at the point the mandatory bid obligation was triggered. The period for acceptance of the bid must be within four and six weeks.

A shareholder that fails to make a bid within the four week period may not, as long as the mandatory bid requirement applies and unless the remaining shareholders so approve, exercise rights of share ownership with respect to all its shares other than the right to receive dividends and preferential rights in the event of a share capital increase. In addition, the takeover supervisory authority may impose a daily fine upon a shareholder who fails to make the required offer. If no bid is made, and the period allowed for sale is exceeded, the takeover supervisory authority may sell the shares under the rules governing forced sales.

Compulsory Acquisition

A shareholder who, directly or via subsidiaries, acquires shares representing more than 90% of the total number of issued shares, as well as more than 90% of the total voting rights, has the right to effect a compulsory acquisition for cash of any shares not already owned by the majority shareholder (and each remaining minority shareholder of that company would have the right to require the majority shareholder). A compulsory acquisition has the effect that the majority shareholder becomes the owner of the shares of the minority shareholders with immediate effect.

A majority shareholder who effects a compulsory acquisition is required to offer the minority shareholders a specific price per share. The determination of the offer price is at the discretion of the majority shareholder. Should any minority shareholder not accept the offered price, such minority shareholder must notify the majority shareholder within a specified period of not less than two months. If the parties do not come to an agreement on the offer price, each party can request that the price be set by the Norwegian courts. The cost of such court procedure would normally be charged to the account of the majority shareholder, and the courts would have full discretion in determining the consideration due to the minority shareholder as a result of the compulsory acquisition on the basis of the true value of the company.

Our Directors and Corporate Assembly

We have a corporate assembly comprising 18 members. At the general meeting of shareholders, two-thirds of the members of the corporate assembly are normally elected for a term of two years, together with deputy members, while the remaining one-third, together with deputy members, are elected by and from among our employees. There is no quorum requirement, and nominees who receive the most votes are elected. Any shareholder at the meeting may place nominations before the meeting.

We have a nomination committee that makes recommendations to the general meeting regarding the election of shareholder-elected members of the corporate assembly and their deputies. The committee consists of four members who must be shareholders or representatives of shareholders and who must be independent of the board of directors and the company’s management. The members of the nomination committee, including the chair, are elected by the annual general meeting. The chair of the committee and one other member are elected among the shareholder-elected members of the corporate assembly. Each member is elected for a two-year term. A member of the corporate assembly (other than a member elected by employees) may be removed by the shareholders at any time without cause.

Our articles of association provide that the board of directors consists of 9 to 11 directors. Our directors are elected to the board of directors for a period of up to two years and may be removed from office by our corporate assembly. If requested by at least one third of the members of the corporate assembly, up to one-third of the directors must be employee representatives. Our nomination committee makes recommendations to the corporate assembly regarding the election of shareholder-elected directors of the board and their deputies (if any). Half of the corporate assembly members elected by the employees may demand that the members of the board of directors be elected by the shareholder-elected members of the corporate assembly and the employee-elected members of the corporate assembly, each voting as a separate group. A director (other than a director elected directly by the employee members) may be removed at any time by the corporate assembly without cause.

The corporate assembly makes decisions by majority vote, and more than half must be present for a quorum. If votes are tied, the chair of the meeting casts the deciding vote.

Payment of Dividends

We announce dividends on a quarterly basis. The board of directors approves first to third quarter interim dividends based on an authorisation from the general meeting, while the annual general meeting approves the fourth quarter (and total annual) dividend based on a proposal from the board. When deciding the interim dividends and recommending the total annual dividend level, the board of directors will take into consideration expected cash flow, capital expenditure plans, financing requirements and appropriate financial flexibility. In addition to cash dividends, Equinor might buy back shares as part of the distribution of capital to the shareholders.

The shareholders at the annual general meeting may vote to reduce, but may not increase, the dividend proposed by the board of directors. Equinor announces dividend payments in connection with quarterly results. Payment of quarterly dividends is expected to take place approximately four months after the announcement of each quarterly dividend.

Equinor declares dividends in USD. Dividends in NOK per share will be calculated and communicated four business days after record date for shareholders at Oslo Børs.

Rights of Redemption and Repurchase of Shares

Our articles of association do not authorise the redemption of shares. In the absence of authorisation, the redemption of shares may still be decided by a general meeting of shareholders by a two-thirds majority under certain conditions. However, the share redemption would, for all practical purposes, depend on the consent of all shareholders whose shares are redeemed.

A Norwegian company may purchase its own shares if an authorisation to do so has been given by a general meeting with the approval of at least two-thirds of the aggregate number of votes cast as well as twothirds of the share capital represented at the meeting. The aggregate par value of treasury shares held by the company must not exceed 10% of the company’s share capital and treasury shares may only be acquired if the company’s distributable equity, according to the latest adopted balance sheet, exceeds the consideration to be paid for the shares. The authorisation by the general meeting cannot be given for a period exceeding two years. See “—Authorisation to Redeem and Acquire Our Own Shares” above.

Shareholders’ Votes on Certain Reorganizations

A decision to merge with another company or to demerge requires a resolution of our shareholders at a general meeting passed by a two-thirds majority of the aggregate votes cast as well as two-thirds of the aggregate share capital represented at the general meeting. A merger plan or demerger plan signed by the board of directors along with certain other required documentation would have to be sent to all shareholders at least one month prior to the shareholders’ meeting.

The general meeting must approve any material agreement between Equinor and a related party. A material agreement comprises agreements under which the fair value of the company’s obligations exceed 2.5% of Equinor’s total equity and liabilities, as presented on its last approved annual financial statement. In voting on whether to grant such approval, voting rights cannot be exercised in respect of shares held by the related party or by another enterprise in the same company group. The general meeting’s approval is not required for agreements concluded with a wholly owned subsidiary or in the ordinary course of business entered into on customary business terms and principles. Additional exceptions follow from the Norwegian Public Limited Companies Act.

Liability of Directors

Our directors, the Chief Executive Officer and the members of the corporate assembly owe a fiduciary duty to the company and its shareholders. Their fiduciary duty requires that they act in our best interests when exercising their functions and exercise a general duty of loyalty and care toward us. Their principal task is to safeguard the interests of the company.

Our directors, the Chief Executive Officer and the members of the corporate assembly can each be held liable for any damage they negligently or willfully cause us. Norwegian law permits the general meeting to exempt any such person from liability, but the exemption is not binding if substantially correct and complete information was not provided at the general meeting when the decision was taken. If a resolution to grant such exemption from liability or to not pursue claims against such a person has been passed by a general meeting with a smaller majority than that required to amend our articles of association, shareholders representing more than 10% of the share capital or (if there are more than 100 shareholders) more than 10% of the number of shareholders may pursue the claim on our behalf and in our name. The cost of any such action is not our responsibility, but can be recovered by any proceeds we receive as a result of the action. If the decision to grant exemption from liability or to not pursue claims is made by such a majority as is necessary to amend the articles of association, the minority shareholders cannot pursue the claim in our name.

Indemnification of Directors and Officers

Neither Norwegian law nor our articles of association contain any provision concerning indemnification by us of our board of directors.

Distribution of Assets on Liquidation

Under Norwegian law, a company may be wound-up by a resolution of the company’s shareholders in a general meeting passed by both a two-thirds majority of the aggregate votes cast and two-thirds of the aggregate share capital represented at the meeting. The shares rank equal in the event of a return on capital by the company upon a winding-up or otherwise.

Exchange Controls and Other Limitations Affecting Shareholders of a Norwegian Company

Under Norwegian foreign exchange controls currently in effect, transfers of capital to and from Norway are not subject to prior government approval. An exception applies to the physical transfer of payments in currency exceeding certain thresholds, which must be declared to the Norwegian custom authorities. This means that non-Norwegian resident shareholders may receive dividend payments without Norwegian exchange control consent as long as the payment is made through a licensed bank or other licensed payment institution. Transferring banks are required to submit reports on foreign currency exchange transactions into and out of Norway into a central data register maintained by the Norwegian customs and excise authorities. The Norwegian police, tax authorities, customs and excise authorities, the National Insurance Administration and the Norwegian FSA have electronic access to the data in this register.

There are no restrictions affecting the rights of non-Norwegian residents or foreign owners to hold or vote for our shares.

AMERICAN DEPOSITARY SHARES

This section summarizes certain material provisions of the Amended and Restated Deposit Agreement, dated as of 4 February 2019, among Equinor ASA, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American Depositary Receipts (“ADRs”). We refer to this agreement as the “deposit agreement.” We do not, however, describe every aspect of the deposit agreement, which has been filed as an exhibit to our registration statement on Form F-6, filed on 14 January 2019. You should read the deposit agreement for a more detailed description of the terms of the ADRs. Additional copies of the deposit agreement are available for inspection at the principal office of the depositary in New York, which is presently located at 383 Madison Avenue, Floor 11, New York, New York, 10179.

American Depositary Receipts

The depositary issued ADRs evidencing American depositary shares pursuant to the deposit agreement. Each ADS represents one ordinary share. Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as holders of ADRs. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described herein. You should consult with your broker or financial institution to find out what those procedures are.

Pursuant to the terms of the deposit agreement, registered holders of ADRs and all persons holding any interest in ADRs and/or ADSs will be subject to any applicable disclosure requirements regarding acquisition and ownership of, or interests in, ordinary shares as are applicable pursuant to the terms of our articles of association or other provisions of or governing the ordinary shares. In order to enforce such disclosure requirements, we reserve the right to instruct ADR holders to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the holder thereof as a holder of ordinary shares, and, by being a holder of an ADR, ADR holders are contractually agreeing to comply with such instructions. The depositary has agreed, subject to the terms and conditions of the deposit agreement, to cooperate with Equinor in its efforts to inform ADR holders of any exercise by us of our rights to instruct ADR holders to deliver their ADSs for cancellation, and to consult with and provide us with reasonable assistance without risk, liability or expense on the part of the depositary, on the manner or manners in which we may enforce such rights with respect to any ADR holder.

The depositary will keep, at its transfer office, (i) a register for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by holders of ADRs and us for the purpose of communicating with holders in the interest of our business or a matter relating to the deposit agreement and (ii) facilities for the delivery and receipt of ADRs.

Deposit, Transfer and Withdrawal

The depositary has agreed that upon delivery of our ordinary shares (or rights to receive our ordinary shares from us or any registrar, transfer agent, clearing agency or other entity recording ordinary share ownership or transactions for us) to their custodian, which is currently Nordea Bank Norge ASA, and in accordance with the procedures set forth in the deposit agreement, the depositary will issue ADRs for delivery at its designated transfer office.

Upon surrender at the office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, the holder of such ADR will be entitled to delivery to such holder or upon such holder’s order, as permitted by applicable law, of the amount of deposited securities at the time represented by the ADS evidenced by such ADR. The custodian will ordinarily deliver such deposited securities at or from its office. The forwarding of deposited securities for delivery at any other place specified by the holder will be at the risk and expense of the holder.

Dividends, Other Distributions and Rights

To the extent practicable, the depositary will distribute to you, in proportion to the number of ADSs you hold, any U.S. dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution that it receives in respect of the deposited securities. Such a distribution will be subject to (i) appropriate adjustments for taxes withheld, (ii) the impermissibility or impracticability of such distribution with respect to certain holders and (iii) the deduction of the depositary and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine, to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine, to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent that the depositary determines in its discretion that any distribution under the terms of the deposit agreement is not practicable with respect to any holder, the depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as deposited securities with respect to such holder’s ADRs (without liability for interest thereon or the investment thereof). See “Ordinary Shares—Payment of Dividends” above.

If any distribution on deposited securities consists of a dividend in, or free distribution of, ordinary shares, the depositary will, to the extent practicable, distribute to you, in proportion to the number of ADSs you hold, additional ADRs evidencing an aggregate number of ADSs that represents the amount of ordinary shares received as such dividend or free distribution. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary shall sell the number of ordinary shares represented by the aggregate of such fractions and distribute the net proceeds to holders entitled thereto.

If we offer or cause to be offered to holders of deposited securities any rights to subscribe for additional shares or rights of any nature, the depositary will to the extent practicable distribute warrants or other instruments, in its discretion, representing rights to acquire additional ADRs in respect of any rights that have been made available to the depositary as a result of a distribution on deposited securities, to the extent that we timely furnish to the depositary evidence satisfactory to the depositary that the depositary may lawfully distribute the same. We have no obligation to furnish such evidence, and to the extent that we do not furnish such evidence and the sales of rights are practicable, the depositary will distribute any U.S. dollars available to the depositary from the net proceeds of sales of rights, as in the case of cash, or, to the extent that we do not furnish such evidence and such sales cannot practicably be accomplished by reason of the non-transferability of the rights, limited markets therefor, their short duration, or otherwise, the depositary will distribute nothing (and any rights may lapse).

The depositary will not offer rights to holders having an address in the U.S. unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) with respect to a distribution to all holders or are registered under the provisions of the Securities Act. Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement in respect of any such rights.

Whenever the depositary shall receive any distribution other than cash, ordinary shares or rights in respect of the deposited securities, the depositary will to the extent practicable distribute securities or property available to the depositary resulting from such distribution to the holders entitled thereto by any means that the depositary may deem equitable and practicable, or, to the extent that the depositary deems distribution of such securities or property to not be equitable and practicable, any U.S. dollars available to the depositary from the net proceeds of sales of such securities or property, as in the case of cash.

Whenever we intend to distribute a dividend payable at the election of the holders of ordinary shares in cash or in additional shares, we shall give notice thereof to the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. Upon receipt of notice indicating that we wish such elective distribution to be made available to ADR holders, the depositary shall consult with us to determine, and we shall assist the depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the depositary in its reasonable discretion may request, at our expense. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional ordinary shares. If the above conditions are satisfied, the depositary shall establish a record date and establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. We shall assist the depositary in establishing such procedures to the extent necessary. Nothing herein shall obligate the depositary to make available to ADR holders a method to receive the elective dividend in ordinary shares (rather than ADSs). There can be no assurance that ADR holders generally, or any holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

If the depositary determines that any distribution of property other than cash (including ordinary shares or rights) on deposited securities is subject to any tax which the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes, by public or private sale, and the depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders entitled thereto.

Changes Affecting Deposited Securities

Pursuant to the terms of the deposit agreement, the depositary may, in its discretion, and will if we so reasonably request, amend the ADRs or distribute additional or amended ADRs (with or without calling for the exchange of any ADRs) or cash, securities or property on the record date set by the depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any share distribution or any distribution other than cash, ordinary shares or rights, which in each case is not distributed to holders or any cash, securities or property available to the depositary in respect of the deposited securities from (and the depositary is authorised to surrender any deposited securities to any person and, irrespective of whether such deposited securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, and to the extent that the depositary does not so amend the ADRs or make a distribution to holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by an ADR shall automatically represent its pro rata interest in the deposited securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting deposited securities, we shall notify the depositary in writing of such occurrence and as soon as practicable after receipt of such notice, may instruct the depositary to give notice thereof, at our expense, to holders in accordance with the provisions of the deposit agreement. Upon receipt of such instruction, the depositary shall give notice to the holders in accordance with the terms of the deposit agreement, as soon as reasonably practicable.

Record Dates

The depositary may, after consultation with us if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by us) for the determination of the holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses provided in the deposit agreement as well as for the determination of the holders who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled or obligated.

Voting of Deposited Securities

Subject to the following sentence, as soon as practicable after receipt of notice of any meetings at which the holders of ordinary shares are entitled to vote, or of solicitation of consents or proxies from holders of ordinary shares or other deposited securities, the depositary shall fix the ADS record date in accordance with the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if the request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to holders a notice stating:

1. such information as is contained in such notice and any solicitation materials;

2. that each holder on the record date set by the depositary therefor will, subject to any applicable provisions of Norwegian law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs; and

3. the manner in which such instructions may be given, including without limitation, any requirements that ADSs be blocked for a specified period of time leading up to and including the date of such meeting or solicitation and/or ordinary shares represented by ADSs for which instructions are provided be registered on the books of Equinor in the name of the instructing holder.

Upon actual receipt by the ADR department of the depositary of instructions of a holder on such record date in the manner and on or before the time established by the depositary for such purpose and timely compliance by the ADR holder with any requirements notified by the depositary, the depositary shall endeavor, insofar as practicable and permitted under the provisions of, or governing, deposited securities, to vote or cause to be voted the deposited securities represented by such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities. There is no guarantee that holders generally or any holder in particular will receive the notice described above with sufficient time to comply with the voting requirements set forth in the notice referenced above or to enable such holder to return any voting instructions to the depositary in a timely manner.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

ADR holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time.

The depositary and its agents may rely and shall be protected in acting upon the opinion(s) of our counsels with respect to all matters relating to voting under Norwegian Law, rule and/or regulation.

Reports and Other Communications

We have delivered to the depositary, the custodian and any transfer office, on the SEC’s website, or upon request from the depositary (which request may be refused by the depositary at its discretion), a copy of all provisions of or governing the ordinary shares and any other deposited securities issued by us or any of our affiliates and, promptly upon any change thereto, we will deliver to the depositary, the custodian and any transfer office, a copy (in English or with an English translation) of such provisions as so changed.

Amendment and Termination of the Deposit Agreement

Subject to the provisions of the deposit agreement, the ADRs and the deposit agreement may at any time be amended by us and the depositary without your consent; provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of yours, will take effect 30 days after notice of any such amendment has been given to ADR holders. Every holder of an ADR at the time any amendment to the deposit agreement so becomes effective will be deemed by continuing to hold such ADRs to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event may any amendment impair the right of any holder of ADRs to surrender such ADRs and receive the deposited securities represented thereby, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered under the Securities Act or (b) the ADSs or our ordinary shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders of ADRs, shall be deemed not to prejudice any substantial rights of such holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to holders of ADRs or within any other period of time as required for compliance. Notice of any amendment to the deposit agreement or form of ADR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the holders identifies a means for holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, or (ii) been removed as depositary, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary set forth in the deposit agreement, the depositary may terminate the deposit agreement without notice to us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of the our bankruptcy or insolvency, (ii) if the ordinary shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADRs not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.

In the event that the depositary resigns, is removed or is otherwise substituted, and a successor thereto is appointed, the successor depositary will promptly mail you notice of such appointment.

Liability of Holder for Taxes

If any tax or other governmental charges (including any penalties and/or interest) become payable by the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge will be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders, jointly and severally, agree to indemnify, defend and hold harmless each of the depositary and its agents in respect thereof. The depositary may refuse to effect any registration, registration of transfer or any split-up or combination of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made. The depositary may also deduct from any dividends or other distributions or may sell by public or private sale for your account any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charges, and the holder of such ADR shall remain liable for any deficiency, and the depositary shall reduce the number of ADSs evidenced thereby to reflect any such sales of shares. In connection with any distribution to holders, we will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by us; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or the custodian. If the depositary determines that any distribution in property other than cash (including shares or rights) on deposited securities is subject to any tax that the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes, by public or private sale, and the depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders entitled thereto. Each holder of an ADR or an interest therein agrees to indemnify the depositary, us, the custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books or any portion thereof at any time or from time to time when deemed expedient by it, and may also close the issuance book portion of the transfer books when reasonably requested by us solely in order to enable us to comply with applicable law. As a condition precedent to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution thereon, or withdrawal of any deposited securities, the depositary, we or the custodian may require (i) payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to ordinary shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs under the deposit agreement, (ii) proof of the identity of any signatory and genuineness of any signature, (iii) information as to citizenship or residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing the deposited securities and terms of the deposit agreement and the ADR or other information as it may deem necessary or proper, and (iv) compliance with such regulations as the depositary may establish consistent with the deposit agreement. The issuance, transfer, combination or split-up of ADRs or the withdrawal of deposited securities may be suspended, generally or in particular instances, during any period when the transfer books of the depositary or the books of Equinor or its agent for the registration and transfer of ordinary shares are closed or if any such action is deemed advisable by the depositary.

Limitations on Liability

Neither the depositary nor we nor any of our respective directors, officers, employees, agents or affiliates will be liable to you if by reason of any provision of any present or future law, rule, regulation, fiat, order or decree of the United States, the Kingdom of Norway or any other country or jurisdiction, or of any other governmental or regulatory authority or securities exchange or market or automated quotation system, or by reason of any provision of or governing any deposited securities or any provision of our charter, or by reason of any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond any such party’s direct and immediate control, the depositary, we or any of our respective directors, employees, agents or affiliates shall be prevented or delayed in performing, or shall be subject to any civil or criminal penalty in connection with, any act which by the terms of the deposit agreement or the ADRs it is provided shall be done or performed by it or them (including, without limitation, voting pursuant to the terms of the ADRs); nor will the depositary, we or any of our respective directors, employees, agents or affiliates incur any liability to you by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or any ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable), or for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information.

Neither we nor the depositary nor any of our respective directors, officers, employees, agents or affiliates assume any obligation or be subject to any liability except to perform its obligations to the extent they are specifically provided under the deposit agreement or the ADRs without gross negligence or willful misconduct. We, the depositary and its agents and may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary and its agents have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, and we and our agents have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.

The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system, and shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act, nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall be under no obligation to inform registered holders of ADRs or any other holders of an interest in any ADSs about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary and its agents may own and deal in any class of our securities and securities or our affiliates and in ADRs. Notwithstanding anything else contained in the deposit agreement or any prior deposit agreement, the depositary shall have no liability or responsibility under the deposit agreement, any ADR or any related agreement, for any period prior to the effective date of the deposit agreement or for any act or omission of the predecessor to the depositary or any of its agents (including the custodian as defined in the prior deposit agreement), under or in connection with this deposit agreement, any ADRs or any related agreement. Notwithstanding anything to the contrary set forth in the deposit agreement or an ADR, the depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any ADR holder or holders, any ADR or ADRs or otherwise related thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

None of us, the depositary or the custodian shall be liable for the failure by any registered holder or beneficial owner of ADRs to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered holders or beneficial owners of ADRs on account of their ownership or disposition of the ADRs or ADSs.

The depositary shall not incur any liability for the content of any information submitted to it by or on our behalf for distribution to the ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. Notwithstanding anything set forth in the deposit agreement to the contrary, the depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, unless a liability is directly caused by the previous gross negligence or willful misconduct of the depositary or its directors, officers, employees, agents or affiliates acting in their capacities as such under the deposit agreement.

Neither we nor the depositary nor any of our respective agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary shall not be responsible for, and shall incur no liability in connection with or arising from any act or omission to act on the part of the custodian except to the extent that any holder has incurred liability directly as a result of the custodian having (a) committed fraud or willful misconduct in the provision of custodial services to the depositary or (b) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. As long as we or one of our affiliates is serving as the custodian with respect to the deposit agreement we shall be solely liable for each and any act or failure to act on the part of the custodian.

No provision of the deposit agreement or any ADR is intended to constitute a waiver or limitation of any rights which an ADR holder or any person or entity having a beneficial ownership interest in any ADSs may have under the Securities Act or the Securities Exchange Act of 1934, to the extent applicable.

Governing Law, Submission to Jurisdiction and Waiver of Right to Trial by Jury

The deposit agreement is governed by and construed in accordance with the laws of the State of New York.

We have irrevocably agreed that any legal suit, action or proceeding against us brought by the depositary or any holder, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may be instituted in any state or federal court in New York, New York, and irrevocably waive any objection which we may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. We have also irrevocably agreed that any legal suit, action or proceeding against the depositary brought by us, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York.

Each holder or beneficial owner of ADSs and each holder of interests therein, has irrevocably agreed that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based on the deposit agreement, the ADSs, or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each such party has irrevocably waived any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Each party to the deposit agreement, including each holder and beneficial owner and/or holder of interests in ADRs, irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof, whether based on contract, tort, common law or any other theory.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement shall be deemed for all purposes to:

(a) be a party to and bound by the terms of the deposit agreement and the applicable ADR(s),

(b) appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof,

(c) acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Equinor, ADR holders, owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Equinor, ADR holders, owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Equinor or the Holders or owners of ADSs may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary.